Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Amendment No. 1 to the Registration Statement on Form S-3 of authID Inc. (the “Company”) of our report dated March 20, 2024, related to the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida
December 9, 2024